FOR IMMEDIATE RELEASE
DATE: January 25, 2018

HERITAGE FINANCIAL ANNOUNCES FOURTH QUARTER AND ANNUAL 2017 RESULTS AND DECLARES REGULAR CASH DIVIDEND

•
Diluted earnings per common share were $0.23 for the quarter ended December 31, 2017 compared to $0.33 for the quarter ended December 31, 2016 and $0.35 for the linked-quarter ended September 30, 2017.

•	Diluted earnings per common share were $1.29 for the year ended December 31, 2017 compared to $1.30 for the year ended December 31, 2016.

•
Heritage declared a regular cash dividend of $0.15 per common share on January 24, 2018, an increase of 15.4% from $0.13 per common share for the regular cash dividend declared during fourth quarter 2017.

•
Total loans receivable, net, increased $50.9 million, or 1.8%, to $2.82 billion at December 31, 2017 from $2.77 billion at September 30, 2017 and increased $207.3 million, or 7.9%, from $2.61 billion at December 31, 2016.

•	On January 16, 2018, Heritage completed its previously announced acquisition of Puget Sound Bancorp, Inc.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”) today reported that the Company had net income of $7.0 million for the quarter ended December 31, 2017 compared to $9.9 million for the quarter ended December 31, 2016 and $10.6 million for the linked-quarter ended September 30, 2017. Diluted earnings per common share for the quarter ended December 31, 2017 was $0.23 compared to $0.33 for the quarter ended December 31, 2016 and $0.35 for the linked-quarter ended September 30, 2017.
The Company had net income of $38.8 million for the year ended December 31, 2017, or $1.29 per diluted common share, compared to $38.9 million, or $1.30 per diluted common share, for the year ended December 31, 2016.
The current quarter results were impacted by the Tax Cuts and Jobs Act enacted December 22, 2017, which required a revaluation of our deferred tax assets and liabilities to account for the future impact of the decrease in corporate tax rate to 21% from 35% and other provisions of the legislation. As a result of our estimated revaluation of the net deferred tax asset, income tax expense increased $5.6 million, which reduced net income by $0.19 per diluted share for the quarter and year ended December 31, 2017. Certain amounts of the revaluation are considered reasonable estimates of the impact of the legislation as of December 31, 2017. As a result, the amounts could be adjusted during the measurement period, which will end in December 2018.
Brian L. Vance, President and CEO, commented, "We are pleased with our overall performance for 2017. We achieved some important milestones this past year. During 2017, we surpassed the $4.0 billion mark in total assets; we set all-time highs in our stock price; Heritage Bank celebrated its 90th anniversary and the Company celebrated 20 years of being listed on Nasdaq by ringing the opening bell on January 9, 2018; we announced the hiring of a new team of bankers in Portland, Oregon; and we entered into a merger agreement with Puget Sound Bancorp, Inc. (our 6th acquisition since 2010) which we closed on January 16, 2018.

We are also pleased with our financial performance during the year where we posted annual loan growth of 7.9%; we continued improvement in our overhead ratio that culminated with an overhead ratio of 2.66% during the 4th quarter of 2017; and, even with an unfavorable impact of $0.19 per share related to the estimated revaluation of net deferred tax assets in 2017, we recognized diluted earnings per share of $1.29 in 2017 compared to $1.30 in 2016.”

Acquisition of Puget Sound Bancorp, Inc.
On January 16, 2018, the Company completed the acquisition of Puget Sound Bancorp, Inc. (“Puget Sound”), the holding company for Puget Sound Bank, both of Bellevue, Washington (“Puget Sound Merger”). Pursuant to the terms of the merger agreement, Puget Sound shareholders received 1.1688 shares of Heritage common stock per share of Puget Sound stock at the per share, closing date price on January 12, 2018 of $31.80. Heritage issued an aggregate of 4.1 million shares of its common stock in the transaction. As of the acquisition date, Puget Sound merged into Heritage and Puget Sound Bank merged into Heritage Bank. As of December 31, 2017, Puget Sound had $556.0 million in total assets, $388.3 million in total loans and $491.9 million in total deposits. Costs incurred by Heritage for the Puget Sound Merger totaled $423,000 and $810,000 during the quarter and year ended December 31, 2017, respectively.

Balance Sheet
The Company’s total assets increased $60.2 million, or 1.5%, to $4.11 billion at December 31, 2017 from $4.05 billion at September 30, 2017.
Total loans receivable, net of allowance for loan losses, increased $50.9 million, or 1.8%, to $2.82 billion at December 31, 2017 from $2.77 billion at September 30, 2017. The growth in loans receivable was due primarily to increases in non-owner occupied commercial real estate loans of $56.4 million, owner-occupied commercial real estate loans of $19.9 million and consumer loans of $14.4 million, offset partially by decreases in real estate construction and land development loans of $24.9 million and commercial and industrial loans of $20.2 million. Total loans receivable, net of allowance for loan losses, increased $207.3 million, or 7.9%, from $2.61 billion at December 31, 2016. The year-over-year loan growth was primarily a result of increases in non-owner occupied commercial real estate loans of $105.7 million, owner-occupied commercial real estate loans of $64.1 million and consumer loans of $30.0 million during the year ended December 31, 2017.
Prepaid expenses and other assets increased $8.6 million, or 9.8%, to $96.3 million at December 31, 2017 from $87.7 million at September 30, 2017 primarily as a result of the Company's investment in two new low income housing tax credit partnerships totaling $18.9 million during the quarter ended December 31, 2017. These investments had corresponding obligations recorded in accrued expenses and other liabilities of $18.9 million at December 31, 2017. These obligations will decrease as projects in the partnerships are funded. During the quarter ended December 31, 2017, the Company made capital contributions related to other low income housing tax credit partnerships of $3.0 million, partially offsetting the increase in accrued expenses and other liabilities.
The increase in prepaid expenses and other assets was partially offset by a decrease in deferred tax assets of $9.2 million, of which $5.6 million was due to the impact of the Tax Cuts and Jobs Act. The estimated revaluation of net deferred tax asset of $5.6 million was recorded as federal income tax expense during the quarter ended December 31, 2017 and increased the effective tax rate for the quarter by 32.2% to 59.4%.
Total deposits increased $72.2 million, or 2.2%, to $3.39 billion at December 31, 2017 from $3.32 billion at September 30, 2017 primarily due to increases in noninterest bearing demand deposits of $28.5 million, or 3.1%, interest bearing demand deposit accounts of $20.3 million, or 2.0%, money market accounts of $18.7 million, or 3.9%, and certificates of deposit of $3.2 million, or 0.8%. Non-maturity deposits as a percentage of total deposits increased slightly to 88.3% as of December 31, 2017 from 88.1% as of September 30, 2017 due to a higher proportional increases of total non-maturity deposits compared to increases in certificates of deposit accounts.
Total stockholders’ equity decreased $2.3 million, or 0.5%, to $505.3 million at December 31, 2017 from $507.6 million at September 30, 2017. The decrease was primarily due to cash dividends declared of $6.9 million and an other comprehensive loss of $2.9 million related to net unrealized losses recorded during the quarter due to rising interest rates that negatively impacted our bond portfolio, offset partially by net income of $7.0 million. The ratio of tangible common equity to tangible assets decreased to 9.5% at December 31, 2017 from 9.7% at September 30, 2017. The Company and Heritage Bank continue to maintain capital levels in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of 11.2%, 10.1%, 11.8% and 12.7%, respectively, at December 31,

2017, compared to 11.4%, 10.4%, 12.0% and 13.0%, respectively, at September 30, 2017 and 11.4%, 10.3%, 12.0% and 13.0%, respectively at December 31, 2016.

Credit Quality
The allowance for loan losses increased $686,000, or 2.2%, to $32.1 million for the quarter ended December 31, 2017 from $31.4 million for the linked-quarter ended September 30, 2017. The increase was due primarily to provision for loan losses of $1.3 million primarily as a result of loan growth, offset partially by net charge-offs of $652,000 during the quarter ended December 31, 2017. The allowance for loan losses increased $1.0 million, or 3.2%, from $31.1 million at December 31, 2016 due to a provision for loan losses of $4.2 million partially offset by net charge-offs of $3.2 million recognized during the year ended December 31, 2017.
Nonperforming loans to loans receivable, net, decreased to 0.38% at December 31, 2017 from 0.39% at September 30, 2017 and decreased from 0.41% at December 31, 2016. Nonaccrual loans decreased $249,000, or 2.3%, to $10.7 million ($1.2 million guaranteed by government agencies) at December 31, 2017 from $11.0 million ($2.5 million guaranteed by government agencies) at September 30, 2017 and decreased $206,000, or 1.9%, from $10.9 million ($2.8 million guaranteed by government agencies) at December 31, 2016. Linked-quarter activity in nonaccrual loans included net principal reductions of $936,000, a transfer of one loan to accruing status of $767,000 and charge-offs of $469,000, offset partially by additions to nonaccrual loans of $1.9 million, of which $478,000 were loans previously classified as performing troubled debt restructured loans. Year to date activity in nonaccrual loans included net principal reductions of $6.2 million and charge-offs of $1.2 million, offset partially by additions to nonaccrual loans of $7.2 million, of which $3.3 million and $1.6 million were previously potential problem loans and troubled debt restructured loans, respectively.
The allowance for loan losses to nonperforming loans was 299.79% at December 31, 2017 compared to 286.71% at the linked-quarter ended September 30, 2017 and 284.93% at December 31, 2016.
Potential problem loans were $83.5 million at December 31, 2017 compared to $84.1 million at September 30, 2017 and $87.8 million at December 31, 2016. The $546,000, or 0.6%, decrease from the linked-quarter was primarily due to net loan payments of $18.7 million, transfer of loans to nonaccrual status of $1.4 million, loan grade improvements of $866,000 and charge-offs of $174,000, offset partially by additions of loans graded as potential problem loans of $20.6 million.
The allowance for loan losses to loans receivable, net, increased to 1.13% at December 31, 2017 from 1.12% at September 30, 2017 and decreased from 1.18% at December 31, 2016. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at December 31, 2017. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discounts on these purchased loans was $10.1 million at December 31, 2017 compared to $11.7 million at September 30, 2017 and $13.5 million at December 31, 2016.
Net charge-offs were $652,000 for the quarter ended December 31, 2017 compared to net charge-offs of $305,000 for the same quarter in 2016 and net charge-offs of $2.2 million for the linked-quarter ended September 30, 2017. The decrease in net charge-offs compared to the linked-quarter was due to charge-offs of $1.5 million recorded during third quarter 2017 related to the closure of a purchased credit impaired pool of commercial real estate loans, representing past residual losses estimated and provided for in the pool's allocated allowance for loan losses. Net charge-offs for the year ended December 31, 2017 were $3.2 million compared to net charge-offs of $3.6 million for the year ended December 31, 2016, which included PCI pool closure charge-offs of $1.7 million and $1.0 million, respectively.
Nonperforming assets decreased $772,000, or 6.7%, to $10.7 million ($1.2 million guaranteed by government agencies), or 0.26% of total assets, at December 31, 2017, compared to $11.5 million ($2.5 million guaranteed by government agencies), or 0.28% of total assets, at September 30, 2017, due primarily to the decrease in nonaccrual loans explained above. In addition, during the quarter ended December 31, 2017, the Bank sold its one remaining property in other real estate owned (totaling $523,000 as of September 30, 2017), resulting in a gain on sale of $33,000. Nonperforming assets decreased $1.0 million, or 8.2%, from December 31, 2016 as a result of the decrease in nonaccrual loans explained above as well as the sale of other real estate owned properties totaling $754,000 at December 31, 2016 for a gain on sale of $144,000.

Operating Results
Net interest income increased $4.2 million, or 12.6%, to $37.2 million for the quarter ended December 31, 2017 compared to $33.1 million for the same period in 2016 and increased $2.2 million, or 6.4%, from $35.0 million for the linked-quarter ended September 30, 2017. Net interest income increased $7.0 million, or 5.3%, to $139.5 million for the year ended December 31, 2017 compared to $132.5 million for the year ended December 31, 2016. The increases in net interest income for all periods noted were primarily due to increases in average interest earning assets and yields on interest earning assets.
Heritage’s net interest margin for the quarter ended December 31, 2017 increased 17 basis points to 4.02% from 3.85% for both the same period in 2016 and the linked-quarter ended September 30, 2017 due primarily to higher incremental accretion on purchased loans compared to prior periods. The net interest margin for the year ended December 31, 2017 decreased four basis points to 3.92% from 3.96% for the same period in 2016 primarily due to a decrease in the loan yields, which is included in the table below.
The loan yield, excluding incremental accretion on purchased loans, increased to 4.55% for the quarter ended December 31, 2017 compared to 4.49% for the quarter ended December 31, 2016 because of an increase in variable indexed contractual note rates in the loan portfolio. While variable indexed rates had increased quarter-over-quarter, the loan yield, excluding incremental accretion on purchased loans, decreased two basis points to 4.55% for the quarter ended December 31, 2017 from 4.57% for the linked-quarter ended September 30, 2017 due primarily to a four basis point impact of larger nonaccrual loan payoffs, including back interest, recorded during the quarter ended September 30, 2017 and a one basis point impact of reversing accrued interest income for new nonaccrual loans added during the quarter ended December 31, 2017. The Bank also had a slight increase in fixed rate loans as a percentage of total loans with lower contractual note rates compared to variable rate loans during the quarter ended December 31, 2017 as compared to the linked-quarter, which offset the impact from the variable rate increases.
Loan yield, excluding incremental accretion on purchased loans, decreased seven basis points to 4.55% for the year ended December 31, 2017 compared to 4.62% for the year ended 2016 due primarily to a combination of lower consumer indirect loan yields during 2017, fewer payments in 2017 to resolve nonperforming or charged-off loans and lower prepayment penalties received in 2017 as compared to 2016.
Impact on loan yield from incremental accretion on purchased loans increased 23 basis points to 0.38% for the quarter ended December 31, 2017 compared to 0.15% for the linked-quarter ended September 30, 2017 and increased 15 basis points from 0.23% for the comparative quarter ended December 31, 2016 primarily due to incremental accretion of $1.8 million related to two significant nonperforming PCI loans which paid in full during the quarter ended December 31, 2017.
Incremental accretion decreased $835,000, or 11.7%, to $6.3 million for the year ended December 31, 2017 from $7.2 million for the same period in 2016. The incremental accretion and the impact to loan yield will change during any quarter based on the volume of prepayments, but is expected to decrease over time as the balance of the purchased loans continues to decrease.

The following table presents the net interest margin, loan yield and the effect of the incremental accretion on purchased loans on these ratios for the periods presented below:

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(Dollars in thousands)
Net interest margin, excluding incremental accretion on purchased loans (1)	3.74%	3.74%	3.68%	3.74%	3.75%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.28%	0.11%	0.17%	0.18%	0.21%
Net interest margin	4.02%	3.85%	3.85%	3.92%	3.96%

Loan yield, excluding incremental accretion on purchased loans (1)	4.55%	4.57%	4.49%	4.55%	4.62%
Impact on loan yield from incremental accretion on purchased loans (1)	0.38%	0.15%	0.23%	0.23%	0.29%
Loan yield	4.93%	4.72%	4.72%	4.78%	4.91%

Incremental accretion on purchased loans (1)	$2,634	$1,036	$1,486	$6,320	$7,155

(1)
As of the dates of the completion of each of the merger and acquisition transactions, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. The difference between the contractual loan balance and the fair value represents the purchased discount. The purchased discount is accreted into income over the estimated remaining life of the loan or pool of loans, based upon results of the quarterly cash flow re-estimation. The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “As stated above, incremental accretion was elevated in the most recent quarter due mostly to a couple of large prepayments of previously purchased credit impaired loans. We do not expect this level of incremental accretion to continue into the future.”
“We are experiencing overall benefits to the loan yield from an upwardly shifting yield curve. The weighted average note rate on new loans originated during quarter ended December 31, 2017 increased to 4.58% from 4.45% for the quarter ended September 30, 2017 and from 4.08% for the quarter ended December 31, 2016. It is expected that this trend of increasing rates on originated loans will result in higher pre-accretion loan yields in future periods.”
In addition to loan yields, also impacting net interest margin were increases in the yields on investment securities in 2017 as compared to the 2016 periods. The yield on the aggregate investment portfolio increased to 2.29% for the quarter ended December 31, 2017 compared to 1.96% for the quarter ended December 31, 2016 and 2.24% for the linked-quarter ended September 30, 2017 and increased to 2.25% for the year ended December 31, 2017 compared to 1.98% for the same period in 2016, primarily reflecting the effect of the rise in interest rates on our adjustable rate investment securities.
The average balance and cost of interest bearing liabilities additionally has impacted net interest margin, both including and excluding incremental accretion on purchased loans. Most significantly, the average balance of FHLB and other borrowings increased to $103.0 million during the quarter ended December 31, 2017 compared to $18.5 million during the same period in 2016. The average balance of FHLB and other borrowings decreased from $111.3 million during the linked-quarter ended September 30, 2017. The cost of total interest bearing liabilities increased to 0.37% during the quarter ended December 31, 2017 compared to 0.25% for the quarter ended December 31, 2016 and 0.36% for the linked-quarter ended September 30, 2017. The cost of interest bearing liabilities increased to 0.33% for the year ended December 31, 2017 compared to 0.25% for the same period in 2016. The increases in costs from prior periods was primarily a result of the increased use of higher cost borrowings to fund asset growth, and to a lesser extent, increases in market interest rates.
The provision for loan losses increased $161,000, or 13.7%, to $1.3 million for the quarter ended December 31, 2017 compared to $1.2 million for the quarter ended December 31, 2016 and increased $454,000, or 51.4%, from the linked-quarter ended September 30, 2017. The provision for loan losses decreased $711,000, or 14.4%, to $4.2 million for the year ended December 31, 2017 compared to $4.9 million at December 31, 2016. The amount of provision for loan losses was necessary to increase the allowance for loan losses to an amount that management determined to be appropriate at December 31, 2017 based on the use of a consistent methodology. The decrease in the provision for loan losses from the prior year primarily reflects continued improvements in our asset quality, changes in volume and mix of loans, changes in certain environmental factors and improvements in certain historical loss factors partially offset by the impact of loan growth.
Noninterest income increased $816,000, or 10.0%, to $9.0 million for the quarter ended December 31, 2017 compared to $8.2 million for the same period in 2016 and increased $608,000, or 7.2%, from $8.4 million for the linked-quarter ended September 30, 2017. The increases from the prior periods were due primarily to increases in other income, including $682,000 in net gain on sales of two former Heritage Bank branches held for sale recognized during the quarter ended December 31, 2017 and increases in recoveries of zero balance purchased loan notes which were charged-off prior to the consummation of the related acquisition. The increase in noninterest income for the quarter ended December 31, 2017 compared to the quarter ended December 31, 2016 was partially offset by decreases in gain on sale of loans and interest rate swap fees due to decreases in the amount of loans sold and in the number of swaps executed during the current quarter.
Noninterest income increased $3.8 million, or 12.0%, to $35.4 million for the year ended December 31, 2017 compared to $31.6 million for the same period in 2016 primarily due to an increase in service charges and other fees of $3.7 million, or 25.4%, due primarily to an increase in deposit balances and changes in fee structures on deposit accounts and increases in other income explained above, offset partially by a decrease in gain on sale of investments as a result of fewer sales during 2017.
Noninterest expense increased $779,000, or 2.9%, to $27.6 million for the quarter ended December 31, 2017 compared to $26.8 million for the same period in 2016. Noninterest expense increased $4.1 million, or 3.9%, to $110.6 million for the year ended December 31, 2017 compared to $106.5 million for the same period in 2016. The increases from the 2016 periods were primarily due to increases in compensation and employee benefits which were mainly a result of senior level staffing increases, standard salary increases, and costs related to the addition of the new Portland, Oregon lending team members who started in May 2017. Increases in noninterest expense in 2017 periods as compared to 2016 periods were also due to increases in professional services and data processing as a result of the merger costs relating to the previously mentioned Puget Sound Merger.
Noninterest expense decreased $367,000, or 1.3%, from $28.0 million for the linked-quarter ended September 30, 2017 primarily as a result of a decrease in marketing expense during the quarter.
The ratio of noninterest expense to average assets (annualized) was 2.66% for the quarter ended December 31, 2017 compared to 2.78% for the same period in 2016 and 2.76% for the linked-quarter ended September 30, 2017. The ratio of noninterest expense to average assets was 2.78% for year ended December 31, 2017 compared to 2.84% for the year ended December 31, 2016.
Jeffrey J. Deuel, President and Chief Operating Officer of Heritage Bank, commented, “It is good to see the positive progress brought about by many of the strategic initiatives we have been focused on over the past few years as well as the ongoing development of our enterprise risk platform, the addition of our new Chief Technology Officer, the build-out of the new Portland platform and the enhancement of our King County presence with the addition of the Puget Sound Bank team.”
Income tax expense was $10.3 million for the quarter ended December 31, 2017 compared to $3.4 million for the quarter ended December 31, 2016 and $3.9 million the linked-quarter ended September 30, 2017. Income tax expense was $21.4 million for the year ended December 31, 2017 compared to $13.8 million for the year ended December 31, 2016. The increase in income tax expense during the quarter and year ended December 31, 2017 was due primarily to the impact of the estimated revaluation of the net deferred tax asset as a result of the Tax Cuts and Jobs Act discussed above, resulting in the recognition of $5.6 million of additional tax expense, in addition to higher pre-tax net income.
The effective tax rate was 59.4% for the quarter ended December 31, 2017 compared to 25.4% for the comparable quarter in 2016 and 27.0% for the linked-quarter ended September 30, 2017. The effective tax rate was 35.5% for the year ended December 31, 2017 compared to 26.2% for the year ended December 31, 2016. The increase in the effective tax rates for the quarter and year ended December 31, 2017 was due primarily to the estimated revaluation of the net deferred tax asset as a result of the Tax Cuts and Jobs Act and a lower proportion of tax-exempt income to total pre-tax income.

Dividends
On January 24, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per common share. The dividend is payable on February 21, 2018 to shareholders of record as of the close of business on February 7, 2018.

Earnings Conference Call
The Company will hold a telephone conference call to discuss this earnings release on January 25, 2018 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through February 8, 2018, by dialing (800) 475-6701 -- access code 442448.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 60 banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures
This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	December 31, 2017	September 30, 2017	December 31, 2016
	(In thousands)
Stockholders' equity	$505,305	$507,608	$481,763
Less: goodwill and other intangible assets	125,117	125,437	126,403
Tangible common stockholders' equity	$380,188	$382,171	$355,360

Total assets	$4,110,270	$4,050,056	$3,878,981
Less: goodwill and other intangible assets	125,117	125,437	126,403
Tangible assets	$3,985,153	$3,924,619	$3,752,578

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include the expected revenues, cost savings, synergies and other benefits from the Puget Sound merger might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters, including but not limited to, customer and employee retention might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in Heritage's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.heritagebanknw.com and on the SEC's website at www.sec.gov. The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based only on information then actually known to the Company and upon management's beliefs and assumptions at the time they are made which may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	December 31, 2017	September 30, 2017	December 31, 2016
Assets
Cash on hand and in banks	$78,293	$82,905	$77,117
Interest earning deposits	24,722	28,353	26,628
Cash and cash equivalents	103,015	111,258	103,745
Investment securities available for sale	810,530	800,060	794,645
Loans held for sale	2,288	5,368	11,662
Loans receivable, net	2,849,071	2,797,513	2,640,749
Allowance for loan losses	(32,086)	(31,400)	(31,083)
Total loans receivable, net	2,816,985	2,766,113	2,609,666
Other real estate owned	—	523	754
Premises and equipment, net	60,325	60,457	63,911
Federal Home Loan Bank stock, at cost	8,347	9,343	7,564
Bank owned life insurance	75,091	71,474	70,355
Accrued interest receivable	12,244	12,295	10,925
Prepaid expenses and other assets	96,328	87,728	79,351
Other intangible assets, net	6,088	6,408	7,374
Goodwill	119,029	119,029	119,029
Total assets	$4,110,270	$4,050,056	$3,878,981

Liabilities and Stockholders' Equity
Deposits	$3,393,060	$3,320,818	$3,229,648
Federal Home Loan Bank advances	92,500	117,400	79,600
Junior subordinated debentures	20,009	19,936	19,717
Securities sold under agreement to repurchase	31,821	28,668	22,104
Accrued expenses and other liabilities	67,575	55,626	46,149
Total liabilities	3,604,965	3,542,448	3,397,218

Common stock	360,590	360,113	359,060
Retained earnings	146,013	145,677	125,309
Accumulated other comprehensive (loss) income, net	(1,298)	1,818	(2,606)
Total stockholders' equity	505,305	507,608	481,763
Total liabilities and stockholders' equity	$4,110,270	$4,050,056	$3,878,981

Common stock, shares outstanding	29,927,746	29,929,106	29,954,931

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest income:
Interest and fees on loans	$34,633	$32,595	$30,552	$129,213	$122,147
Taxable interest on investment securities	3,381	3,117	2,693	12,688	11,215
Nontaxable interest on investment securities	1,343	1,354	1,271	5,269	4,870
Interest and dividends on other interest earning assets	249	258	55	710	280
Total interest income	39,606	37,324	34,571	147,880	138,512
Interest expense:
Deposits	1,748	1,628	1,245	6,049	5,010
Junior subordinated debentures	266	261	233	1,014	880
Other borrowings	375	444	38	1,283	116
Total interest expense	2,389	2,333	1,516	8,346	6,006
Net interest income	37,217	34,991	33,055	139,534	132,506
Provision for loan losses	1,338	884	1,177	4,220	4,931
Net interest income after provision for loan losses	35,879	34,107	31,878	135,314	127,575
Noninterest income:
Service charges and other fees	4,596	4,769	3,892	18,004	14,354
(Loss) gain on sale of investment securities, net	(155)	44	209	6	1,315
Gain on sale of loans, net	1,134	1,229	1,588	7,696	6,994
Interest rate swap fees	302	328	749	1,045	1,854
Other income	3,125	2,024	1,748	8,657	7,102
Total noninterest income	9,002	8,394	8,186	35,408	31,619
Noninterest expense:
Compensation and employee benefits	16,149	15,823	15,753	64,268	61,405
Occupancy and equipment	3,789	3,979	3,890	15,396	15,763
Data processing	2,169	2,090	1,748	8,176	7,312
Marketing	398	933	581	2,943	2,835
Professional services	1,262	1,453	1,098	4,777	3,606
State and local taxes	633	640	585	2,461	2,616
Federal deposit insurance premium	345	433	304	1,435	1,620
Other real estate owned, net	(34)	(88)	4	(70)	334
Amortization of intangible assets	320	319	358	1,286	1,415
Other expense	2,557	2,373	2,488	9,903	9,567
Total noninterest expense	27,588	27,955	26,809	110,575	106,473
Income before income taxes	17,293	14,546	13,255	60,147	52,721
Income tax expense	10,270	3,922	3,362	21,356	13,803
Net income	$7,023	$10,624	$9,893	$38,791	$38,918

Basic earnings per common share	$0.23	$0.35	$0.33	$1.29	$1.30
Diluted earnings per common share	$0.23	$0.35	$0.33	$1.29	$1.30
Dividends declared per common share	$0.23	$0.13	$0.37	$0.61	$0.72

Average number of basic common shares outstanding	29,786,691	29,783,296	29,687,533	29,757,819	29,678,302
Average number of diluted common shares outstanding	29,894,494	29,890,710	29,702,569	29,849,331	29,692,153

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Performance Ratios:
Efficiency ratio	59.69%	64.43%	65.01%	63.21%	64.87%
Noninterest expense to average assets, annualized	2.66%	2.76%	2.78%	2.78%	2.84%
Return on average assets, annualized	0.68%	1.05%	1.03%	0.97%	1.04%
Return on average equity, annualized	5.46%	8.34%	8.04%	7.76%	8.01%
Return on average tangible common equity, annualized	7.23%	11.10%	10.84%	10.37%	10.85%
Net charge-offs on loans to average loans, annualized	0.09%	0.32%	0.05%	0.12%	0.14%

	As of Period End
	December 31, 2017	September 30, 2017	December 31, 2016
Financial Measures:
Book value per common share	$16.88	$16.96	$16.08
Tangible book value per common share	$12.70	$12.77	$11.86
Stockholders' equity to total assets	12.3%	12.5%	12.4%
Tangible common equity to tangible assets	9.5%	9.7%	9.5%
Common equity Tier 1 capital to risk-weighted assets	11.2%	11.4%	11.4%
Tier 1 leverage capital to average quarterly assets	10.1%	10.4%	10.3%
Tier 1 capital to risk-weighted assets	11.8%	12.0%	12.0%
Total capital to risk-weighted assets	12.7%	13.0%	13.0%
Loans to deposits ratio (1)	84.0%	84.2%	81.8%
Deposits per branch	$57,509	$56,285	$51,264
(1) Loans receivable, net of deferred costs

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Allowance for Loan Losses:
Balance, beginning of period	$31,400	$32,751	$30,211	$31,083	$29,746
Provision for loan losses	1,338	884	1,177	4,220	4,931
Net (charge-offs) recoveries:
Commercial business	(385)	(1,489)	37	(1,491)	(2,309)
One-to-four family residential	(14)	(15)	—	(28)	2
Real estate construction and land development	1	(365)	—	(354)	(71)
Consumer	(254)	(366)	(342)	(1,344)	(1,216)
Total net (charge-offs) recoveries	(652)	(2,235)	(305)	(3,217)	(3,594)
Balance, end of period	$32,086	$31,400	$31,083	$32,086	$31,083

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Other Real Estate Owned:
Balance, beginning of period	$523	$786	$—	$754	$2,019
Additions	—	—	754	32	1,431
Proceeds from dispositions	(556)	(374)	—	(930)	(2,486)
Gain on sales, net	33	111	—	144	173
Valuation adjustments	—	—	—	—	(383)
Balance, end of period	$—	$523	$754	$—	$754

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Gain on Sale of Loans, net:
Mortgage loans	$897	$875	$1,157	$3,412	$3,723
SBA loans	237	354	239	1,286	1,016
Other loans	—	—	192	2,998	2,255
Total gain on sale of loans, net	$1,134	$1,229	$1,588	$7,696	$6,994

	As of Period End
	December 31, 2017	September 30, 2017	December 31, 2016
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$9,098	$9,683	$8,580
One-to-four family residential	81	84	94
Real estate construction and land development	1,247	869	2,008
Consumer	277	316	227
Total nonaccrual loans(1)(2)	10,703	10,952	10,909
Other real estate owned	—	523	754
Nonperforming assets	$10,703	$11,475	$11,663

Restructured performing loans(3)	$26,757	$20,044	$22,288
Accruing loans past due 90 days or more	—	—	—
Potential problem loans(4)	83,543	84,089	87,762
Allowance for loan losses to:
Loans receivable, net	1.13%	1.12%	1.18%
Nonperforming loans	299.79%	286.71%	284.93%
Nonperforming loans to loans receivable, net	0.38%	0.39%	0.41%
Nonperforming assets to total assets	0.26%	0.28%	0.30%

(1)	At December 31, 2017, September 30, 2017 and December 31, 2016, $5.2 million, $5.9 million and $6.9 million of nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At December 31, 2017, September 30, 2017 and December 31, 2016, $1.2 million, $2.5 million and $2.8 million of nonaccrual loans were guaranteed by government agencies, respectively.

(3)
At December 31, 2017, September 30, 2017 and December 31, 2016, $1.4 million, $1.4 million, and $682,000 of performing troubled debt restructured loans were guaranteed by government agencies, respectively.

(4)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms. At December 31, 2017, September 30, 2017 and December 31, 2016, $3.1 million, $1.7 million and $1.1 million of potential problem loans were guaranteed by government agencies, respectively.

	As of Period End
	December 31, 2017		September 30, 2017		December 31, 2016
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$645,396	22.7%	$665,582	23.8%	$637,773	24.2%
Owner-occupied commercial real estate	622,150	21.8	602,238	21.5	558,035	21.1
Non-owner occupied commercial real estate	986,594	34.6	930,188	33.3	880,880	33.4
Total commercial business	2,254,140	79.1	2,198,008	78.6	2,076,688	78.7
One-to-four family residential	86,997	3.1	81,422	2.9	77,391	2.9
Real estate construction and land development:
One-to-four family residential	51,985	1.8	51,451	1.8	50,414	1.9
Five or more family residential and commercial properties	97,499	3.4	122,981	4.4	108,764	4.1
Total real estate construction and land development	149,484	5.2	174,432	6.2	159,178	6.0
Consumer	355,091	12.5	340,643	12.2	325,140	12.3
Gross loans receivable	2,845,712	99.9	2,794,505	99.9	2,638,397	99.9
Deferred loan costs, net	3,359	0.1	3,008	0.1	2,352	0.1
Loans receivable, net	$2,849,071	100.0%	$2,797,513	100.0%	$2,640,749	100.0%

	As of Period End
	December 31, 2017		September 30, 2017		December 31, 2016
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$944,791	27.8%	$916,265	27.6%	$882,091	27.3%
Interest bearing demand deposits	1,051,752	31.1	1,031,449	31.0	963,821	29.8
Money market accounts	499,618	14.7	480,899	14.5	523,875	16.2
Savings accounts	498,501	14.7	497,024	15.0	502,460	15.6
Total non-maturity deposits	2,994,662	88.3	2,925,637	88.1	2,872,247	88.9
Certificates of deposit	398,398	11.7	395,181	11.9	357,401	11.1
Total deposits	$3,393,060	100.0%	$3,320,818	100.0%	$3,229,648	100.0%

	Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$2,786,370	$34,633	4.93%	$2,737,535	$32,595	4.72%	$2,572,747	$30,552	4.72%
Taxable securities	587,116	3,381	2.28	562,256	3,117	2.20	576,663	2,693	1.86
Nontaxable securities (3)	230,942	1,343	2.31	229,683	1,354	2.34	226,681	1,271	2.23
Other interest earning assets	65,762	249	1.50	72,643	258	1.41	36,381	55	0.60
Total interest earning assets	3,670,190	39,606	4.28%	3,602,117	37,324	4.11%	3,412,472	34,571	4.03%
Noninterest earning assets	442,293			418,100			422,916
Total assets	$4,112,483			$4,020,217			$3,835,388
Interest Bearing Liabilities:
Certificates of deposit	$402,735	$717	0.71%	$394,345	$633	0.64%	$362,123	$440	0.48%
Savings accounts	499,677	370	0.29	494,990	360	0.29	505,499	216	0.17
Interest bearing demand and money market accounts	1,526,717	661	0.17	1,499,335	635	0.17	1,484,448	589	0.16
Total interest bearing deposits	2,429,129	1,748	0.29	2,388,670	1,628	0.27	2,352,070	1,245	0.21
Junior subordinated debentures	19,967	266	5.29	19,897	261	5.20	19,679	233	4.71
Securities sold under agreement to repurchase	30,697	18	0.23	28,999	16	0.22	21,467	11	0.20
Federal Home Loan Bank advances and other borrowings	102,954	357	1.38	111,293	428	1.53	18,532	27	0.58
Total interest bearing liabilities	2,582,747	2,389	0.37%	2,548,859	2,333	0.36%	2,411,748	1,516	0.25%
Demand and other noninterest bearing deposits	953,902			916,074			886,108
Other noninterest bearing liabilities	65,286			50,022			48,030
Stockholders’ equity	510,548			505,262			489,502
Total liabilities and stockholders’ equity	$4,112,483			$4,020,217			$3,835,388
Net interest income		$37,217			$34,991			$33,055
Net interest spread			3.91%			3.75%			3.78%
Net interest margin			4.02%			3.85%			3.85%
(1)    Annualized
(2)     The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3)     Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

	Year Ended
	December 31, 2017			December 31, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$2,703,934	$129,213	4.78%	$2,489,730	$122,147	4.91%
Taxable securities	570,969	12,688	2.22	589,867	11,215	1.90
Nontaxable securities (3)	226,934	5,269	2.32	221,708	4,870	2.20
Other interest earning assets	54,758	710	1.30	44,951	280	0.62
Total interest earning assets	3,556,595	$147,880	4.16%	3,346,256	$138,512	4.14%
Noninterest earning assets	424,748			399,279
Total assets	$3,981,343			$3,745,535
Interest Bearing Liabilities:
Certificates of deposit	$378,044	$2,244	0.59%	$388,286	$1,936	0.50%
Savings accounts	499,435	1,311	0.26	485,482	756	0.16
Interest bearing demand and money market accounts	1,498,619	2,494	0.17	1,464,198	2,318	0.16
Total interest bearing deposits	2,376,098	6,049	0.25	2,337,966	5,010	0.21
Junior subordinated debentures	19,860	1,014	5.11	19,565	880	4.50
Securities sold under agreement to repurchase	25,434	57	0.22	20,392	42	0.21
Federal Home Loan Bank advances and other borrowings	105,648	1,226	1.16	13,349	74	0.55
Total interest bearing liabilities	2,527,040	8,346	0.33%	2,391,272	6,006	0.25%
Demand and other noninterest bearing deposits	902,716			829,912
Other noninterest bearing liabilities	51,820			38,474
Stockholders’ equity	499,767			485,877
Total liabilities and stockholders’ equity	$3,981,343			$3,745,535
Net interest income		$139,534			$132,506
Net interest spread			3.83%			3.89%
Net interest margin			3.92%			3.96%
(1)    Year-to-date.
(2)     The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3)     Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Earnings:
Net interest income	$37,217	$34,991	$34,180	$33,146	$33,055
Provision for loan losses	1,338	884	1,131	867	1,177
Noninterest income	9,002	8,394	10,663	7,349	8,186
Noninterest expense	27,588	27,955	27,809	27,223	26,809
Net income	7,023	10,624	11,828	9,316	9,893
Basic earnings per common share	$0.23	$0.35	$0.40	$0.31	$0.33
Diluted earnings per common share	$0.23	$0.35	$0.39	$0.31	$0.33
Average Balances:
Total loans receivable, net	$2,786,370	$2,737,535	$2,657,946	$2,631,816	$2,572,747
Investment securities	818,058	791,939	791,785	789,584	803,344
Total interest earning assets	3,670,190	3,602,117	3,498,066	3,453,121	3,412,472
Total assets	4,112,483	4,020,217	3,909,792	3,879,898	3,835,388
Total interest bearing deposits	2,429,129	2,388,670	2,344,853	2,340,627	2,352,070
Demand and other noninterest bearing deposits	953,902	916,074	873,314	866,469	886,108
Stockholders' equity	510,548	505,262	497,237	485,690	489,502
Financial Ratios:
Return on average assets, annualized	0.68%	1.05%	1.21%	0.97%	1.03%
Return on average equity, annualized	5.46%	8.34%	9.54%	7.78%	8.04%
Return on average tangible common equity, annualized	7.23%	11.10%	12.78%	10.51%	10.84%
Efficiency ratio	59.69%	64.43%	62.01%	67.23%	65.01%
Noninterest expense to average total assets, annualized	2.66%	2.76%	2.85%	2.85%	2.78%
Net interest margin	4.02%	3.85%	3.92%	3.89%	3.85%
Net interest spread	3.91%	3.75%	3.83%	3.81%	3.78%

	As of Period End or for the Three Month Periods Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Select Balance Sheet:
Total assets	$4,110,270	$4,050,056	$3,990,954	$3,885,613	$3,878,981
Total loans receivable, net	2,816,985	2,766,113	2,716,756	2,632,110	2,609,666
Investment securities	810,530	800,060	790,594	783,021	794,645
Deposits	3,393,060	3,320,818	3,291,250	3,243,415	3,229,648
Noninterest bearing demand deposits	944,791	916,265	919,576	880,998	882,091
Stockholders' equity	505,305	507,608	500,048	489,196	481,763
Financial Measures:
Book value per common share	$16.88	$16.96	$16.71	$16.34	$16.08
Tangible book value per common share	12.70	12.77	12.51	12.13	11.86
Stockholders' equity to assets	12.3%	12.5%	12.5%	12.6%	12.4%
Tangible common equity to tangible assets	9.5	9.7	9.7	9.7	9.5
Loans to deposits ratio	84.0	84.2	83.5	82.1	81.8
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	1.13%	1.12%	1.19%	1.19%	1.18%
Nonperforming loans	299.79	286.71	298.47	290.47	284.93
Nonperforming loans to loans receivable, net	0.38	0.39	0.40	0.41	0.41
Nonperforming assets to total assets	0.26	0.28	0.29	0.30	0.30
Net charge-offs (recoveries) on loans to average loans receivable, net	0.09	0.32	—	0.05	0.05
Other Metrics:
Number of banking offices	59	59	59	59	63
Average number of full-time equivalent employees	736	747	753	761	753
Deposits per branch	$57,509	$56,285	$55,784	$54,973	$51,264
Average assets per full-time equivalent employee	$5,587	$5,382	$5,190	$5,095	$5,094